EXHIBIT 99.1

SUNOCO LOGISTICS PARTNERS L.P. ANNOUNCES
NEW VICE PRESIDENT OF BUSINESS DEVELOPMENT

     PHILADELPHIA, December 14, 2004 — Sunoco Logistics Partners L.P. (NYSE: SXL) announced today the appointment of Christopher W. Keene as Vice President of Business Development. Chris, most recently the Director of Midstream Development with Unocal Corporation, will be joining the Sunoco Logistics Executive Team in early January 2005. Prior to his seven year career at Unocal, he held various positions at El Paso Energy.

     “Chris brings with him a wealth of experience in the industry. His experience in pipeline development and gas marketing development will make him a great addition to our team” said Deborah M. Fretz, President and Chief Executive Officer of Sunoco Logistics.

     James L. Fidler, current Vice President of Business Development will assist Mr. Keene with his transition and handle special projects for the Partnership.

     Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, was formed to acquire, own and operate substantially all of Sunoco, Inc.’s refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,900 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in the Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.9 million barrels of refined product terminal capacity and 16.0 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,700 miles of crude oil pipelines, located principally in Oklahoma and Texas and a 43.8 percent interest in the West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

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